Exhibit 99.1

Kansas Grid Summary Grid performance for U.S. Premium Beef, LLC (USPB) cattle delivered to Kansas plants during the first quarter (Q1) of fiscal year 2025 is summarized in Table 1 on page 3. For the fourth consecutive quarter, the Kansas fed cattle market set a record average price. The average fed cattle price for Q1 exceeded $200 for the first time. It was nearly $13 per cwt more than the previous quarter and almost $22 more than a year ago. Carcass weights were a staggering 63 pounds heavier than a year ago when yields and carcass weights were depressed due to muddy pen conditions. The USPB live and carcass weights were both record high. Placement weights going into the feedyard were record high for USPB U P D A TE VOLUME 29, ISSUE 2 USPB.COM 866.877.2525 MAY 2025 U.S. Premium Beef Headquarters P.O. Box 20103 Kansas City, MO 64195 uspb@uspb.com STAFF Stan Linville, Chief Executive Officer Scott Miller, Chief Financial Officer Danielle Imel, Sr.Vice President,Treasurer Tracy Thomas, Vice President, Marketing Brian Bertelsen, Vice President, Field Operations Lisa Phillips, Director of Operations Amanda Sims, Accountant Marva Weir, Administrative Assistant NEWSLETTER HIGHLIGHTS From the Reports Grid Performance ................... 1 Financial Results ...................... 1 From the Front Desk FY 2024 Annual Meeting ....... 5 Seeking YPC Members ........... 7 Celebrate Beef Month ........... 7 From the Ranch Quality Drives Real Return .. 6 continued on page 2 FIRST QUARTER PERFORMANCE REPORTS USPB has closed its books for the first quarter of fiscal year 2025 and has filed the results with the Securities and Exchange Commission. For the quarter, which ended March 29, 2025, USPB recorded a net loss of $10.6 million compared to a net loss of $0.7 million in the same period in the prior year, an increased loss of approximately $9.9 million. This was the result of a net loss at National Beef Packing Company, LLC (National Beef). For the first quarter, National Beef recorded a net loss of $67.1 million, an increased loss of $63.6 million compared to the same period a year ago. Lower per unit beef processing margins led to a decrease in overall profitability in the 2025 period, as compared to the 2024 period. During the first quarter of 2025, the average gross premiums for all of the cattle delivered to National Beef was $116.86 per head, with the top 25% and 50% receiving premiums of $186.15 and $159.41, respectively. USPB’s unique advantage continues to be the superior quality cattle delivered by our producers, which enables National Beef to generate more value from the cattle we deliver and provides more opportunities in the consumer marketplace. Please call our office if you have questions about USPB’s financial and operational results. Ƈ FINANCIAL RESULTS continued from page 1 cattle harvested in Q1. Days on feed was the eighth highest in company history, but remained similar to Q1 numbers from the previous year. Affordable feed and rising fed cattle prices continue to encourage feeders to keep cattle on feed longer. As a result, the percentage of heavyweight carcasses weighing 1,101 pounds or greater was record high, yet outweight discount per head increased only slightly. Apparent average daily gain was higher than a year ago when muddy pen conditions decreased gain performance. The average backfat of USPB carcasses was the third highest at 0.65 inches, but similar to the previous two quarters. The yield grade 4 & 5 percentage was the second highest in company history. As a result, yield grade discount per head was the worst in more than 10 years, yet remained less than - $7 per head discount. The percentage of USPB carcasses grading Choice or better was the second highest in company history. In fact, the total industry experienced a record high for carcasses grading Choice and higher. Quality grade premium per head was the third highest on record, driven by superior quality grading of USPB carcasses and strong premiums for Choice, Prime and Certified Angus Beef ® (CAB) used on the grid. The top 25% averaged $186.46 per head.“Other premium” is now listed. This includes the EID tag payment and the Genetic Merit Score (GMS) premium. USPB lots that qualified for a GMS premium had an average total premium of $227.68 per head.This was almost $109 more than the overall total USPB average for Q1 and over $41 per head more than the top 25%. Iowa Grid Summary Grid performance for USPB cattle delivered to the Tama, Iowa, plant is summarized in Table 2 on page 4 . While cattle performance can be compared between the two grids, premiums on the Iowa grid cannot be compared directly to those from the Kansas grid. Only black - hided cattle are harvested at the Tama plant. The Iowa grid compares back to a dressed delivered price in Iowa/ Minnesota instead of a live price at the feedyard on the Kansas grid. Therefore, the Iowa grid does not have a “yield benefit.” Instead, the benefit of the $1 per cwt “formula allowance” added to the USDA dressed delivered price is listed. There are also other differences in the structure of the two grids. These are different cattle, harvested at a different plant, in a different region, on a different grid. Like Kansas, the fed cattle market and base carcass price on the Iowa grid were record high. The average dressed delivered market in the Iowa/Minnesota region, reported by USDA was over $36 per cwt more than a year ago. Live and carcass weights of USPB cattle on the Iowa grid were very similar to a year ago. Last year, the Corn Belt did not experience poor pen conditions like the Plains. Prime percentage was the second highest, down slightly from the record set a year ago. This helped boost quality grade premium per head to exceed $25 per head more than Q1 of last year. Total premium per head was the fourth highest. This was down more than $17 from the previous quarter, but $19 per head more than a year ago. Even though the total premium decreased, the top 25% was very similar to the previous quarter. Note that quality grade premium per head makes up the vast majority of the overall, total premium per head on the Iowa grid. So far, during the second quarter, base carcass price on the Iowa grid has been strong compared to the Kansas grid. In recent years, the Corn Belt’s fed cattle market had a larger advantage during quarters two and three. This creates the opportunity to ship cattle farther to the Tama, Iowa, plant to market cattle on a stronger overall grid. Please call 866 - 877 - 2525 if you have questions or interest in delivering cattle on the USPB grids. Ƈ $116.86 per head avg. gross premiums for all cattle delivered through USPB in Q1 2025 USPB FACTS $227.68 per head avg. total premium of USPB lots on Kansas grid qualifying for a GMS premium, in Q1 2025 2 USPB.com May 2025 FROM THE REPORTS

May 2025 FROM THE REPORTS

USPB Grid Performance for Cattle Harvested in Kansas

* = record high/large

Table 1	FY25, Q1 (this Qtr)	FY24, Q4 (last Qtr)	FY24, Q1 (year ago)	FY25, Q2 to-date
USDA-KS cash $/cwt.	$200.99*	$188.25	$179.08	$208.52
Choice & Pr.Threshold, %	70.00	70.00	70.00	70.00
CH/SE spread, $/cwt.	$17.34	$25.29	$15.89	$17.09
Prime/Choice spread, $/cwt	$32.00	$31.21	$15.49	$17.47
CAB spread, $/cwt.	$7.01	$7.32	$4.41	$3.76
YG 4&5 Threshold, %	15.00	15.00	15.00	15.00
% steers	44.36	40.90	43.83	42.93
% black hided	78.24	75.31	77.06	78.18
Apparent Avg Daily Gain	3.59	3.57	3.24	3.32
Placement weight	790*	774	765	760
Days fed	179	177	182	195
Live weight	1,432*	1,406	1,354	1,407
Carcass weight	924*	904	861	906
Yield, %	64.53	64.31	63.54	64.41
Prime, %	7.87	7.24	7.43	8.37
Choice & Prime, %	90.49	85.70	87.40	89.17
CAB, %	28.91	23.25	29.55	30.16
CHBP, %	0.64	0.61	0.76	0.79
Yield Grade 1&2, %	34.44	40.46	38.45	36.69
Yield Grade 3, %	44.29	41.06	44.48	43.44
Yield Grade 4&5, %	21.27	18.48	17.07	19.69
Average backfat, inches	0.65	0.65	0.59	0.63
Actual–Required REA, sq.in.	0.36	0.72	0.29	0.41
Heavyweight, 1101/up, %	6.33*	5.22	1.40	5.22
Total Condemned liver, %	22.81	22.12	21.46	25.36
Open Abscessed liver, %	4.42	4.44	4.53	4.87
QG premium/head	$67.96	$65.77	$37.62	$46.60
Yield benefit/head	$57.37*	$44.81	$5.57	$52.19
Yield Grade premium/head	-$6.96	-$3.25	-$1.81	-$5.21
Outweight discount/head	-$6.75	-$5.81	-$5.64	-$5.75
Steer premium/head	$6.54	$5.88	$6.00	$6.07
Subtotal premium/head	**$118.16**	**$107.40**	**$41.74**	**$93.90**
Other premium/head	$0.21	$0.24	NA	$0.36
Natural premium/head	$0.40	$0.99	$0.74	$0.32
Total premium/head	**$118.77***	**$108.63**	**$42.48**	**$94.58**
Top 25% premium/head	$186.46	$183.93	$105.59	$149.54

USPB.com 3

FROM THE REPORTS May 2025

USPB Grid Performance for Cattle Harvested in Iowa

* = record high/large

Table 2	FY25, Q1 (this Qtr)	FY24, Q4 (last Qtr)	FY24, Q1 (year ago)	FY25, Q2 to-date
USDA-IA/MN dressed $/cwt.	$321.01*	$297.10	$284.46	$334.96
Choice/Prime threshold, %	90.00	90.00	90.00	90.00
Prime/Choice spread, $/cwt	$30.67	$30.01	$19.42	$18.56
CAB spread, $/cwt.	$7.34	$7.60	$5.59	$4.63
CAB threshold, %	33.11	29.99	31.55	36.26
Plant Average YG 4&5, %	27.76	34.39	32.38	32.17
% steers	37.48	38.34	41.32	47.98
Live weight	1,406	1,411	1,405	1,405
Carcass weight	888	892	888	894
Yield, %	63.19	63.21	63.17	63.63
Prime, %	30.87	29.79	31.11*	30.06
Choice & Prime, %	93.75	94.35	95.65	95.70
CAB, %	33.50	33.99	34.37	42.95
Yield Grade 1&2, %	9.58	8.74	8.90	8.80
Yield Grade 3, %	59.80	60.65	59.89	60.94
Yield Grade 4&5, %	30.63	30.60	31.21	30.26
1050-1099 lb. heavy, %	4.13	4.54*	3.99	3.96
1100+ lb. heavy, %	2.18*	1.95	2.14	1.81
QG premium/head	$82.62	$88.50	$57.39	$53.91
Formula Allowance/head	$7.68	$8.92	$8.10	8.94
YG premium/head	-$4.49	+$4.84	+$0.54	+$1.17
Outweight discount/head	-$8.55	-$7.88	-$7.97	-$5.60
Total premium/head	**$77.26**	**$94.38**	**$58.06**	**$58.42**
Top 25% premium/head	$164.52	$169.92	$112.82	$115.72

OUR MISSION

"To increase the quality of beef and long-term profitability of cattle producers by creating a fully integrated producer-owned beef processing system that is a global supplier of high quality value-added beef products responsive to consumer desires."

4 USPB.com

DON’T FORGET Has your contact information changed? If so, please notify USPB at uspb@uspb.com. Contact the USPB office if we can help you lease unused Class A delivery rights. We can supply you with the USPB Transfer on Death form, which can be used with your existing estate planning documents. Please call the office at 866 - 877 - 2525 for more information. On March 26, a record number of attendees gathered for the USPB fiscal year 2024 annual meeting in Dodge City, Kansas. Mark Gardiner, USPB’s Board Chairman, welcomed attendees, and commented on our positive relationship with National Beef since 1997, and the continuity of the USPB staff with more than 165 years of experience. National Beef details were provided by Chief Operating Officer Monte Lowe, Chief Financial Officer Simon McGee, and VP of Cattle Procurement Chad Barker. McGee provided an update on National Beef’s 2024 results, while Lowe detailed company operations domestically and internationally. National Beef continues to concentrate on high - quality beef products throughout the beef trade, which excels even in light of recent economic challenges. All presenters commented on the synergistic relationship that exists between National Beef and USPB producers. Certainly, fiscal year 2024 was a challenging year. Although earnings have been higher in recent years, National Beef has invested heavily in its beef slaughter and fabrication facilities in Dodge City and Liberal, Kansas, and Tama, Iowa. Significant investments in the plants have helped weather tough times in the past, and will serve us well going forward. Plant efficiency levels are very good, allowing for innovation and advancement of National Beef’s value - added products. Beef demand has been enhanced by the past 25 years of improved grading results, and consumers continue to spend money on beef due to improved quality. Consumer sentiment for beef remains strong, as demand for beef products has been excellent. The decrease in available finished cattle in the past few years economically has encouraged higher live and carcass weights. Increased tonnage has offset the decrease in available head counts. Increases in primal weights has also created innovation on ways products are cut and sold. It was further reported the industry needs to rebuild the nation’s cow herd numbers and retain heifers into the breeding herds. Previous declines in herd numbers have been greeted with a rapid turn - around in numbers. That does not appear to be the case in 2024. Herd rebuilding is contingent on heifer retention in the beef herds. During USPB’s business meeting, CEO Stan Linville detailed cattle deliveries related to company strategy. CFO Scott Miller detailed the company’s financial performance, and Vice President of Field Operations Brian Bertelsen rounded out the meeting with a report of cattle and carcass performance. Two members were re - elected to serve a three - year term on the USPB Board of Directors: Jerry Bohn of Wichita, Kansas; and Wayne Carpenter of Brewster, Kansas. Following a prime rib dinner, attendees enjoyed a presentation from Mitch Holthus, the radio voice of the Kansas City Chiefs. Holthus complimented USPB members on being industry leaders by listening to consumer desires and playing a big part in increasing the quality of beef. He provided several similarities between the recent success of the Kansas City Chiefs and USPB’s successes. Ƈ USPB CONDUCTS FY 2024 ANNUAL MEETING May 2025 USPB.com 5 FROM THE FRONT DESK

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all through U.S. Premium Beef.” It’s a vertically integrated approach that reflects how seriously the Blairs take the long - term success of their cattle — and their customers’. In addition to their own calves, they purchase and feed around 1,000 customer heifers each year, later marketing them as bred females every fall.That level of involvement throughout the supply chain isn’t just good business. It’s a model uniquely suited to thrive in partnership with USPB. Britton’s family was an early believer in USPB’s model. His father and uncle were founding shareholders, drawn to the potential to earn grid - based premiums for higher - quality fed cattle. “USPB gave them a direction for their breeding program,” Britton explains. “They saw what the packer was demanding, and it helped them make decisions that could actually capture more value.” Back then, he shares, early grids might show an additional $10 to $15 per head above average — a promising sign. But over time, the real potential emerged. “Now you’ve got consistent grid programs of $100 a head, and some as high as $300,” Britton says. “The better it gets, the more premiums there are, and the more value gets passed back to the producer.” The USPB model doesn’t just reward quality, it helps producers like the Blairs rise above the limitations of commodity markets. “It’s allowed us to be a competitive QUALITY DRIVES REAL RETURN In the rolling prairies near Vale, South Dakota, the Blair family runs a performance - focused Angus operation rooted in decades of tradition and innovation. With a legacy dating back to 1952 on their current ranch, Britton Blair, alongside his cousin, father and uncle, is the second generation working the land.Their operation produces 450 to 500 Angus bulls annually, all marketed private treaty. But the Blairs don’t stop at seedstock — they’re also dedicated to adding value and keeping close tabs on their genetics through a robust buyback program. “We own as many of our customer calves as we can,” Britton says. “We either background and run them on grass or send them straight to a feedyard and take them buyer for our feeder calves,” Britton says. “Those grid premiums give us a leg up and allow us to capture more value all along the supply chain. It’s helped our profitability and our customers’ profitability too.” In today’s industry, where consumers demand quality and markets are increasingly data - driven, USPB has proven to be a partner for producers to hit new goals. “U.S. Premium Beef has really been an avenue for even a small producer like us to own a part of a packing plant, albeit a small amount,” Britton says. “It allows us to be part of the system, and then ultimately bring some value to us and our customers with being able to pay them higher prices for feeder calves.” Looking ahead, Britton sees the value of that partnership continuing to grow. With more data at their fingertips, producers are better equipped to make breeding and management decisions that meet end - user expectations. And as the Blairs continue to invest in genetics, customer relationships and vertical integration, their collaboration with USPB remains a cornerstone of their strategy.“It’s been a great fit for our operation, our breeding program, and our cattle feeding program,” Britton says.“I think we will continue with U.S. Premium Beef far into the future.” Ƈ 6 USPB.com May 2025 FROM THE RANCH

May 2025

FROM THE FRONT DESK

USPB SEEKS YOUNG PRODUCER COUNCIL MEMBERS

Since 2016, the USPB Young Producers Council (YPC) has brought together men and women in their 20s and 30s who are eager to deepen their understanding of USPB's history, operations and procedures. We are currently identifying candidates for Class 7.

If you have a young member of your business management team who would be a strong fit, please submit their name for consideration. We will then provide an application to learn more about their background and interests. Each class is limited to 20 participants.

If selected, participants will convene for meetings and a tour of the Dodge City, Kansas, processing and fabrication facility August 6-7; and a meeting November 12-13 in Kansas City, where the group will learn from NBP and USPB management. Attendees will also tour the Kansas City Steak Company, and National Beef Leathers in St. Joseph, Missouri.

To be considered for Class 7, please forward the name of prospective individuals to Tracy Thomas or Brian Bertelsen at uspb@uspb.com. ◆



FIRE UP THE GRILL FOR BEEF MONTH!

May is officially Beef Month — a time to recognize the hardworking cattle producers who bring high-quality beef dinner plates around world. At USPB we're proud to represent members who raise cattle with care and commitment to quality, and we're excited to celebrate alongside you.

To mark the occasion, USPB members can enjoy an exclusive 15% discount on premium beef cuts from the Kansas City Steak Company. Whether you're planning a family cookout, stocking up for grilling season, or simply want to enjoy a restaurant-quality meal at home, this offer is our way of saying thank you. Use promo code **BEEFUSPB** when ordering online at kansascitysteaks.com or by calling 888-KCSTEAK.

We also encourage you to check with your state's beef council for local events and promotions throughout May. From educational activities to community cookouts, there are plenty of ways to share the story of beef and support the industry.

Looking for recipe inspiration or beef nutrition facts? Visit beefitswhatsfordinner.com for everything from classic favorites to new meal ideas that celebrate the versatility of beef.

Happy Beef Month from all of us at USPB! ◆

BEEF ®

ESTABLISHED 1932 Kansas City STEAK COMPANY

USPB.com

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U.S. Premium Beef, LLC P.O. Box 20103 Kansas City, MO 64195 ADDRESS SERVICE REQUESTED